SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    Form 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)     April 15, 2004
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                           MainStreet BankShares, Inc.
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             (Exact name of registrant as specified in its charter)




    Virginia                        333-86993                    54-1956616
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(State or other                    (Commission                (I.R.S. Employer
 Jurisdiction                      File Number)              Identification No.)
of incorporation)



Suite 12, Patrick Henry Mall, 730 East Church Street,
Martinsville, Virginia                                                  24112
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      (Address of principal executive offices)                        (Zip Code)




Registrant's telephone number, including area code         (276) 632-8054
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         (Former name or former address, if changed since last report.)

Item 5.  Other Events

MainStreet BankShares, Inc. ("MainStreet" "Company" "BankShares") held its fifth Annual Meeting of Shareholders on April 15, 2004 at the Gereau Center at 150 Technology Drive, Rocky Mount, Virginia 24151. President and Chief Executive Officer, C. R. McCullar spoke to the shareholders concerning MainStreet BankShares, Inc. and its subsidiary Smith River Community Bank, N.A. ("Smith River"). Larry A. Heaton, President and Chief Executive Officer of Franklin Community Bank, N.A. ("Franklin Bank"), a subsidiary of BankShares, spoke on the progress of his bank.

McCullar reported the economic conditions within the trade area of Smith River continue to be in decline. In February, 2004, Active Wear, Inc. closed its operation and eliminated 210 jobs after a major customer moved its relationship to an overseas supplier. Active Wear, Inc. has been one of Smith River's largest corporate banking relationships maintaining substantial deposits and repaying a loan in a very satisfactory manner. The management of Active Wear, Inc. is currently conducting an orderly liquidation of its assets which consists of equipment and accounts receivable. The duration of the liquidation is expected to be approximately five months. The Bank believes its loan is adequately collateralized.

Despite these challenges, McCullar stated that growth has continued in 2004. As of the March 31, 2004, total assets had reached $115.3 million, an $11.0 million increase since year-end 2003; deposits had grown to $104.5 million, a $10.7 million increase since year-end and net loans had increased to $96.4 million, a $13.5 million increase since year-end. McCullar was pleased to announce that as of March 31, 2004, MainStreet BankShares, Inc. experienced the first quarterly profit in its history of $92,616. Smith River also continues to grow despite the challenging economic conditions. Smith River experienced its first profitable month in September 2002 and has been profitable seventeen out of the past nineteen months since then. Smith River has also acquired a 40% interest in MainStreet Title Agency, LLC. The Smith River website and online banking should be available early in the second quarter of 2004.

Larry A. Heaton reported that Franklin Bank first month of profitability occurred in October 2003 after only thirteen months of operation. Mr. Heaton stated that as of March 31, 2004, total assets for Franklin Bank totaled $57.9 million. Loans and deposits have exhibited double digit growth in 2004 to date. In the third quarter of 2003, construction began on a branch at the Westlake Towne Center which opened on April 9, 2004.

The shareholders elected Charles L. Dalton, John M. Deekens, Danny M. Perdue and Milford A. Weaver as directors to serve until the 2007 Annual Meeting of Shareholders. The shareholders also approved the 2004 Key Employee Stock Option Plan.

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  April 20, 2004                      /s/ C. R. McCullar
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                                           C. R. McCullar
                                           President and CEO


Date:  April 20, 2004                      /s/ Brenda H. Smith
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                                           Brenda H. Smith
                                           Executive Vice President/CFO/
                                           Corporate Secretary